EXHIBIT I

JOINT FILING STATEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on this Schedule 13G need be filed with respect to ownership by each of the undersigned of the shares of Common Stock of Hornbeck Offshore Services, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and which when taken together shall constitute one on the same Agreement.

Dated: September 8, 2026.

MERCED CAPITAL, L.P.

By:	Series E of Merced Capital Partners, LLC,
its General Partner

By:	/s/ Joel Anderson Name: Joel Anderson Title: Authorized Representative

SERIES E OF MERCED CAPITAL PARTNERS, LLC

By:	/s/ Joel Anderson Name: Joel Anderson Title: Authorized Representative

By:	/s/ David A. Ericson Name: David A. Ericson

By:	/s/ Vincent C. Vertin Name: Vincent C. Vertin

By:	/s/ Stuart B. Brown Name: Stuart B. Brown